OMB Approval
                                                      --------------------------
                                                      OMB Number: 3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kim                             Susan                   Y. (1)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1345 Enterprise Drive
--------------------------------------------------------------------------------
                                    (Street)

West Chester                          PA                19380
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


       Electronics Boutique Holdings Corp. -- ELBO
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


        8/01
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By Susan Y.
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100        I   Kim Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By David D.
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100        I   Kim Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By John T.
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100        I   Kim Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By David D.
                                                                                                                      Kim as
                                                                                                                      beneficiary
                                                                                                                      of David D.
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100        I   Kim Trust (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By John T.
                                                                                                                      Kim as
                                                                                                                      beneficiary
                                                                                                                      of John T.
Common Stock, par value $0.01 per share  8/14/2001     S            2,100,000     D    $27.55   11,569,100        I   Kim Trust (2)
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). (Over) SEC 1474(7-96)

 POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALIED OMB CONTROL NUMBER.

                                Page 1 of 4 Pages

                                                           OMB Approval
                                                      --------------------------
                                                      OMB Number: 3235-0287
                                                      Expires: December 31, 2001
                                                      Estimated average burden
                                                      hours per response.....0.5



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kim                             Susan                   Y. (1)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

1345 Enterprise Drive
--------------------------------------------------------------------------------
                                    (Street)

West Chester                          PA                19380
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


       Electronics Boutique Holdings Corp. -- ELBO
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


        8/01
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By Susan Y.
Common Stock, par value $0.01 per share                                                              13          D    Kim Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By David D.
Common Stock, par value $0.01 per share                                                              13          D    Kim Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By John T.
Common Stock, par value $0.01 per share                                                              13          D    Kim Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By David D.
                                                                                                                      Kim as
                                                                                                                      beneficiary
                                                                                                                      of David D.
Common Stock, par value $0.01 per share                                                              13          I    Kim Trust
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      By John T.
                                                                                                                      Kim as
                                                                                                                      beneficiary
                                                                                                                      of John T.
Common Stock, par value $0.01 per share                                                              13          I    Kim Trust
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). (Over) SEC 1474(7-96)

 POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALIED OMB CONTROL NUMBER.

                                Page 2 of 4 Pages

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) As Co-Trustee on behalf of the Susan Y. Kim Trust of December 31, 1987, the David D. Kim Trust of December 31,1987 and the John T. Kim Trust of December 31, 1987 as designated filer for John T. Kim, David D. Kim and John F.A. Earley.


(2) EB Nevada, Inc. sold these shares to the public pursuant to a registration statement on Form S-3, dated August 14, 2001. EB Nevada, Inc. is a wholly-owned subsidiary of The Electronics Boutique, Inc., all of the outstanding capital stock of which is owned by James J. Kim and Agnes C. Kim (the parents of Susan
Y. Kim, John T. Kim and David D. Kim) and the Kim Trusts, which are the David D. Kim Trust of December 31, 1987, the John T. Kim Trust of December 31, 1987 and the Susan Y. Kim Trust of December 31, 1987. Each of the Kim Trusts has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust and David D. Kim in the case of the David D. Kim Trust). In addition, the trust agreement for each of these trusts authorizes the trustees of the trusts to vote the shares of Common Stock of the issuer held by them, in their discretion, in concert with James Kim's family. Each of the reporting persons disclaims beneficial ownership of the reported securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended for any other purpose.


/s/ Susan Y. Kim                                         September 10, 2001
---------------------------------------------            -----------------------
Susan Y. Kim                                                    Date
Signature of Reporting Person**

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

POTENTIAL PERSONS WHO ARE TO REPSOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                               VALID OMB NUMBER.


                               Page 3 of 4 pages

Joint Filer Information
-----------------------

Name of Joint Filer:  John T. Kim, as Co-trustee and beneficiary of John
                      T. Kim Trust of 12/31/87
Address:              1345 Enterprise Drive
                      West Chester, Pennsylvania  19380
Designated Filer:     Susan Y. Kim
Issuer & Ticker
   Symbol:            Electronics Boutique Holdings Corp.    (ELBO)    (NASDAQ
                      National Market System)
Date of Event
Requiring Statement:  August 14, 2001

Signature:            /s/ Memma S. Kilgannon
                      ---------------------------------------------------------
                      Memma S. Kilgannon
                      As Attorney-in-Fact for John T. Kim, in his
                      capacities listed above (see power of attorney previously
                      filed)

                                 * * * * * * * *

Name of Joint Filer:  David D. Kim, as Co-trustee and beneficiary of David D.
                      Kim Trust of 12/31/87
Address:              1345 Enterprise Drive
                      West Chester, Pennsylvania  19380
Designated Filer:     Susan Y. Kim
Issuer & Ticker
   Symbol:            Electronics Boutique Holdings Corp.    (ELBO)    (NASDAQ
                      National Market System)
Date of Event
Requiring Statement:  August 14, 2001

Signature:            /s/ Memma S. Kilgannon
                      ---------------------------------------------------------
                      Memma S. Kilgannon
                      As Attorney-in-Fact for David D. Kim, in his
                      capacities listed above (see power of attorney previously
                      filed)

                                 * * * * * * * *

Name of Joint Filer:  John F.A. Earley, as Co-trustee of each of the David D.
                      Kim Trust of 12/31/87 and the John T. Kim Trust of
                      12/31/87
Address:              1345 Enterprise Drive
                      West Chester, Pennsylvania  19380
Designated Filer:     Susan Y. Kim
Issuer & Ticker
   Symbol:            Electronics Boutique Holdings Corp.    (ELBO)    (NASDAQ
                      National Market System)
Date of Event
Requiring Statement:  August 14, 2001

Signature:            /s/ Memma S. Kilgannon
                      ---------------------------------------------------------
                      Memma S. Kilgannon
                      In his capacities listed above


                               Page 4 of 4 pages